Exhibit 99.1

MILLIPORE CORPORATION ANNOUNCES CONVERTIBILITY

OF 3.75% CONVERTIBLE SENIOR NOTES DUE 2026

BILLERICA, MA, June 9, 2010 — Millipore Corporation (NYSE: MIL), a leading provider of technologies, tools and services for the global life science industry, today announced that its 3.75% Convertible Senior Notes Due 2026 (the “Notes”) will become convertible as part of Merck KGaA’s pending acquisition of Millipore. As part of the previously announced transaction, a wholly-owned subsidiary of Merck KGaA will acquire all of the issued and outstanding shares of Millipore common stock in exchange for $107.00 per share in cash.

In accordance with the terms of the Notes’ Indenture, dated June 13, 2006 (the “Indenture”), Millipore is delivering a notice to holders of these Notes of the anticipated Fundamental Change and Make-Whole Fundamental Change (in each case, as defined in the Indenture) that will occur upon the consummation of the share exchange transaction. The Company currently anticipates that the effective date of the share exchange transaction will occur on July 14, 2010, although the Company is unable to give any assurance as to the actual date on which the effective date of the share exchange will occur, if at all.

As described in more detail in the notice to noteholders, which was mailed in accordance with Section 10.01(A)(v) and 10.14(A) of the Indenture, Notes may be converted at any time beginning on June 14, 2010, and ending on, and including, the later of (i) the date that is thirty (30) Business Days (as defined in the Indenture) after the actual effective date of the share exchange. Millipore expects to announce this date no later than the third Business Day after the effective date of the share exchange and (ii) the “Fundamental Change Repurchase Date,” which Millipore will announce within twenty (20) Business Days after the consummation of the share exchange (the “Make-Whole Conversion Period”).

The conversion rate in effect as of June 14, 2010 is 11.0485 shares of Millipore common stock per $1,000 principal amount of Notes. If the share exchange transaction were to occur on July 14, 2010, then the conversion rate applicable to Notes surrendered during the Make-Whole Conversion Period would be 11.8004 shares of Millipore common stock per $1,000 principal amount of Notes, which for Notes surrendered at and after the Share Exchange Effective Time would result in a cash payment of $1,262.64 per $1,000 principal amount of Notes.

Holders of Notes that are converted during the Make-Whole Conversion Period, however, will be entitled to the increase in conversion rate only if the share exchange transaction is consummated. Therefore, if a holder converts Notes on or after June 14, 2010, but the share exchange transaction is not consummated, then the holder will not be entitled to the increased conversion rate. The share exchange transaction is subject to certain conditions to closing and, as a result, there is no assurance as to when, or if, the share exchange transaction will be consummated. The actual conversion rate will vary with the actual effective time of the share exchange transaction, which may vary from our current estimate.

Holders of Notes should read the notice they will receive carefully. The notice will contain details regarding the convertibility of the Notes in connection with the anticipated Fundamental Change and Make-Whole Fundamental Change. It also contains important information as to the procedures and timing for the conversion of the Notes.

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Millipore.

Millipore files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Millipore’s filings are available to the public from commercial document-retrieval services and at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the risks to both companies that the acquisition of Millipore will not be consummated as the transaction is subject to certain closing conditions. In addition, if and when the transaction is consummated, there will be risk and uncertainties related to Merck’s ability to successfully integrate the products and employees of Merck and Millipore. These risks, uncertainties and other factors, and the general risks associated with the respective businesses of Merck and Millipore as described in the reports and other documents filed by each of them with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Merck and Millipore, and neither Merck nor Millipore assumes any obligation to update any such forward-looking statements included in this press release.

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About Millipore

Millipore (NYSE: MIL) is a Life Science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,000 employees worldwide. For more information, visit www.millipore.com.

ADVANCING LIFE SCIENCE TOGETHER®

Research. Development. Production.

For more information, contact:

Investors:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715 -1527

(800) 225 - 3384

joshua_young@millipore.com

Media:

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715 - 1567

karen_hall@millipore.com

http://www.millipore.com